Exhibit 99.1

Clovis Oncology Announces 2013 Operating Results and Expands CO-1686 Development Program

  CO-1686 Phase 2 expansion cohorts increased in size to approximately 300 patients
  Potential to accelerate NDA submission timeline

BOULDER, Colo.--(BUSINESS WIRE)--February 27, 2014--Clovis Oncology, Inc. (NASDAQ:CLVS) reported financial results for its quarter and year ended December 31, 2013, and provided an update on the expected milestones for its clinical development programs for 2014.

“2013 was obviously a great year for us and it has set the stage for what will be an even more important year for our company,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “We are now aggressively moving forward with our plan to initiate registration studies for CO-1686 in the second quarter. We have also initiated a global Phase 3 registration study for rucaparib and will initiate our Phase 2 lucitanib studies in the next couple of months. This has been a period of rapid progress for our company that we hope will lead to our first New Drug Application (NDA) submission in 2015.

“Importantly, we have been delighted to see encouraging activity at each of the CO-1686 hydrobromide salt (HBr) doses, and we are increasing the size of our expansion cohorts to swiftly build a larger clinical data set in our T790M+ cohorts,” added Mahaffy. “We are also aware that the FDA has publicly encouraged sponsors to more fully evaluate dose in their development programs prior to NDA submission. We now plan to enroll approximately 150 to 200 patients in two dose cohorts of T790M+ patients directly after progression on first and only TKI therapy, which is comparable to our TIGER2 patient population. We will also enroll approximately 150 patients in two dose cohorts of T790M+ later-line patients directly after progression on their second or later TKI therapy or subsequent chemotherapy, similar to TIGER3. We have a very active and well-tolerated drug and we are going to drive this development program rapidly and thoughtfully. Data from these studies could also serve as the basis for an earlier NDA submission.”

2013 Financial Results and 2014 Financial Outlook

Clovis reported a net loss of $29.2 million for the fourth quarter of 2013, and $84.5 million for the year ended December 31, 2013. This compares to a net loss of $21.1 million for the fourth quarter and $74.0 million for the year ended December 31, 2012. Net loss attributable to common stockholders for the fourth quarter of 2013 was $0.92 per share, compared to $0.81 per share for the fourth quarter of 2012, and $2.95 per share for the year ended December 31, 2013, compared to $2.97 per share for the year ended December 31, 2012.

Research and development expenses totaled $22.5 million for the fourth quarter of 2013 and $66.5 million for full year 2013, compared to $18.3 million for the fourth quarter of 2012 and $58.9 million for the full year 2012. The increase in research and development expenses over the comparable periods in 2012 was driven by increased development activities for both CO-1686 and rucaparib, partially offset by the wind-down of development activities for CO-101 beginning in late 2012. As expected, research and development expenses for the fourth quarter of 2013 increased over the third quarter of 2013 by $6.5 million due primarily to the initiation of the ARIEL2 and ARIEL3 rucaparib clinical studies and the manufacturing of clinical supplies for both the rucaparib and CO-1686 programs.

General and administrative expenses totaled $5.5 million for the fourth quarter of 2013 and $16.6 million for the full year 2013, compared to $2.8 million for the fourth quarter of 2012 and $10.6 million for the full year 2012. The increase in general and administrative expenses over the comparable periods in 2012 was primarily due to increased stock compensation expense for employees engaged in general and administrative functions and third party costs to support the Company’s expanded activities. In addition, general and administrative expenses for 2013 were impacted by transaction costs related to the Company’s acquisition of EOS (Ethical Oncology Science) S.p.A., which totaled $1.6 million for the fourth quarter of 2013 and $2.2 million for the full year 2013.

Operating expenses for the fourth quarter of 2013 include $2.8 million of stock compensation expense, compared to $1.3 million of stock compensation expense for the fourth quarter of 2012. Operating expenses for the full year 2013 included $9.5 million of stock compensation expense, compared to $4.9 million of stock compensation expense for the comparable period in 2012.

As of December 31, 2013, Clovis had $323.2 million in cash and cash equivalents and 33.9 million outstanding shares of common stock. The Company used $71.7 million to fund operations for the year ended December 31, 2013, and expects a cash burn of approximately $120 million for 2014.

Progress Toward 2014 Key Milestones and Objectives

The Company has substantive clinical, regulatory and development objectives for 2014 for each of its key products; descriptions of each product, highlights of recent progress and planned objectives follow.

CO-1686

CO-1686 is a novel, oral, targeted, covalent inhibitor of the mutant forms of the epidermal growth factor receptor (EGFR) in development for the treatment of non-small cell lung cancer (NSCLC). CO-1686 was designed to selectively target both the initial activating EGFR mutations as well as the T790M resistance mutation, while sparing wild-type, or “normal” EGFR.

The Company has seen no evidence of TKI-related EGFR wild-type rash and diarrhea at any dose or formulation studied. The dose-limiting toxicity of hyperglycemia is easily managed and most patients are asymptomatic. CO-1686 is the only EGFR-directed therapy to spare wild-type EGFR in clinical studies, which the Company believes represents a significant point of differentiation from approved EGFR inhibitors and those currently in development.

The Company is currently enrolling two Phase 2 expansion cohorts of its Phase 1/2 study in EGFR mutant patients with the T790M mutation; the first includes approximately 150 to 200 T790M+ patients directly after progression on their first and only TKI therapy, comparable to the population we will seek to enroll in our TIGER2 registration study. The second cohort includes approximately 150 later-line T790M-positive patients directly after progression on their second or later TKI therapy or subsequent chemotherapy, similar to the population we seek to enroll in TIGER3.

Clovis expects to initiate three registration studies in the TIGER (Third-generation Inhibitor of Mutant EGFR in Lung Cancer) program during the first half of 2014. The TIGER2 study, in T790M+ patients directly after progression on their first and only TKI therapy, and the TIGER3 study, in later-line patients directly after progression on their second or later TKI therapy or subsequent chemotherapy, are planned to initiate by the end of Q2 2014. The Phase 2 portion of the TIGER1 study, which is a randomized Phase 2/3 registration study of CO-1686 vs. erlotinib in newly-diagnosed EGFR mutant patients who have not had TKI therapy but who may have received one type of chemotherapy, will begin in the second quarter of 2014 as well. The Company also expects to initiate its Phase 1 study in Japan during the first quarter of 2014.

An update of clinical results from the Phase 1 study, including the first presentation of results from patients treated with the hydrobromide (HBr) salt formulation that will be used in all clinical studies going forward, will be presented in a Proffered Paper (Oral) presentation during the 4th European Lung Cancer Conference (ELCC) in Geneva. These data will be presented by Heather Wakelee, MD, Associate Professor of Medicine, Oncology at Stanford University, and an investigator on the study, on March 27 during the session titled “Advanced Disease with Targeted Agents” from 9:00-10:30am CET.

Rucaparib

Rucaparib is an oral, potent small molecule inhibitor of PARP1 and PARP2 being developed for the treatment of platinum-sensitive, relapsed ovarian cancer in patients with BRCA mutations (genes that are linked to hereditary breast and ovarian cancers) and other DNA repair deficiencies. Rucaparib is also being explored in patients with BRCA-mutant pancreatic cancer.

Enrollment is underway for both studies in the ARIEL (Assessment of Rucaparib in Ovarian Cancer Trial) program. The global ARIEL2 study, a single-arm, open-label, Phase 2 study designed to identify molecular features that predict sensitivity to rucaparib, using DNA sequencing to evaluate each patient’s tumor, initiated in Q4 2013. In this study, rucaparib response is assessed and correlated with the genotype and phenotype of each patient, and these data will inform the final definition of homologous recombination deficiency (HRD), which includes BRCA mutations as well as other DNA repair deficiencies, for the ARIEL3 registration study.

The Company initiated its pivotal study, ARIEL3, a randomized, double-blind, Phase 3 study that compares the effects of rucaparib versus placebo, in late 2013. The study will evaluate whether maintenance rucaparib in platinum-sensitive, ovarian, fallopian tube or primary peritoneal high-grade cancer patients can extend the period of time for which the disease is controlled after successful chemotherapy. The study will utilize pre-specified step-down efficacy analyses: first in tissue BRCA-mutant patients; then in patients with other DNA repair deficiencies, defined by the outcome of the ARIEL2 study; and lastly, in all-comers.

In addition, the Company plans to initiate a Phase 2 study of pancreatic cancer patients with germline BRCA mutations in the second quarter of 2014.

Lucitanib

Lucitanib is an oral, potent inhibitor of the tyrosine kinase activity of fibroblast growth factor receptors 1 and 2 (FGFR1-2), vascular endothelial growth factor receptors 1 through 3 (VEGFR1-3), and platelet-derived growth factor receptors alpha and beta (PDGFRα-β). Clovis, which holds exclusive U.S. and Japanese rights, is collaborating with Servier on the global clinical development of lucitanib, initially targeting solid tumors with FGFR pathway activation, including breast and squamous NSCLC.

A broad Phase 2 program is being initiated to explore lucitanib in multiple indications, including a U.S. study in patients with treatment-refractory FGF-aberrant breast cancer and a global study in patients with metastatic squamous NSCLC with FGFR1 amplification. In parallel with these Clovis-sponsored studies to begin in Q2 2014, a Servier-sponsored Phase 2 study of lucitanib in patients with advanced breast cancer is underway to identify the population of patients most likely to benefit from lucitanib therapy.

Conference Call Details

Clovis will hold a conference call to discuss fourth quarter and year-end 2013 results this afternoon, February 27, at 4:30 p.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 866-515-2911, International participants 617-399-5125, passcode: 85717350.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in our clinical development programs for our drug candidates, the corresponding development pathways of our companion diagnostics, actions by the FDA, the EMA or other regulatory authorities regarding whether to approve drug applications that may be filed, as well as their decisions regarding drug labeling, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics, including competitive developments. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CLOVIS ONCOLOGY, INC
CONSOLIDATED FINANCIAL RESULTS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Revenues	$-	$-	$-	$-

Expenses:
Research and development	22,544	18,284	66,545	58,894
General and administrative	5,545	2,771	16,567	10,638
Accretion of contingent purchase consideration	405	-	405	-
Acquired in-process research and development	-	-	250	4,250
Operating loss	(28,494)	(21,055)	(83,767)	(73,782)

Other income (expense), net	(657)	(4)	(713)	(228)
Loss before income taxes	(29,151)	(21,059)	(84,480)	(74,010)

Income tax (expense) benefit	(52)	-	(52)	27
Net loss	$(29,203)	$(21,059)	$(84,532)	$(73,983)

Basic and diluted net loss per common share	$(0.92)	$(0.81)	$(2.95)	$(2.97)

Basic and diluted weighted average common shares outstanding	31,811	25,948	28,672	24,915

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	December 31, 2013	December 31, 2012

Cash and cash equivalents	$323,228	$144,097
Working capital	307,644	132,712
Total assets	649,635	145,994
Common stock and additional paid-in capital	762,204	317,925
Total stockholders' equity	497,886	133,496

CONTACT:
Clovis Oncology, Inc.
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com